MAP Pharmaceuticals Reports First Quarter of 2012 Financial Results

MOUNTAIN VIEW, Calif., May 4, 2012 /PRNewswire/ -- MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the first quarter ended March 31, 2012.

The net loss for the first quarter ended March 31, 2012 was $17.8 million, compared to a net loss of $16.0 million during the same period in 2011. The net loss for the first quarter ended March 31, 2012 included a one-time expense of $2.8 million for the purchase of a data package relating to the propellant used for LEVADEX. MAP Pharmaceuticals had $79.0 million in cash and cash equivalents as of March 31, 2012, compared to $98.8 million as of December 31, 2011.

"Following receipt of the Complete Response letter from the FDA on March 26 for our LEVADEX NDA submission, we will meet with the FDA in the second quarter of this year and we look forward to gaining clarity around the issues raised in the letter," said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. "We believe that LEVADEX has the potential to be an important treatment for many of the 30 million Americans who suffer from migraine, and we will continue to closely collaborate with the FDA to address the issues raised in the Complete Response letter as quickly as possible."

Revenues for the first quarter ended March 31, 2012 were $1.0 million, compared to $0.6 million for the same period in 2011. The revenues for both periods were due to amortization of a $60.0 million nonrefundable upfront cash payment received in February 2011, pursuant to a collaboration agreement with Allergan, Inc. entered into in January 2011.

Research and development (R&D) expenses for the first quarter ended March 31, 2012 were $11.0 million, compared to $11.6 million for the same period in 2011. The decrease in R&D expenses for the three months ended March 31, 2012 was caused primarily by a decrease in expenses related to the LEVADEX program, that was partially offset by a one-time $2.8 million expense to purchase a data package relating to the propellant used for LEVADEX, an increase in expenses related to earlier stage research projects and an increase in personnel related expenses.

Sales, general and administrative (SG&A) expenses for the first quarter ended March 31, 2012 were $7.9 million, compared to $4.8 million for the same period in 2011. The increase in SG&A expenses was related primarily to an increase in personnel related expenses primarily within sales and marketing, and an increase in professional services, including activities in preparation for a potential launch of LEVADEX.

For the first quarter ended March 31, 2012, non-cash stock-based compensation and depreciation was approximately $2.7 million.

2012 Financial Outlook

MAP Pharmaceuticals' financial outlook is based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under "Forward-Looking Statements."

The Company currently anticipates operating expenses for the remainder of 2012, excluding non-cash charges such as stock-based compensation and depreciation, to be approximately $35 to $37 million. Not included in this financial outlook are potential incremental launch costs which will be determined once the Company has clarity around the Complete Response letter. Collaboration revenues are estimated to be approximately $2.6 million for the remainder of 2012.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The U.S. Food and Drug Administration (FDA) reviewed the New Drug Application (NDA) for LEVADEX and on March 26, 2012, the Company received a Complete Response letter with respect to this NDA. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the process for responding to the FDA's Complete Response letter with respect to the Company's LEVADEX product candidate and the Company's expected cash requirements for the remainder of 2012 described above. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company's LEVADEX product candidate approved for commercial use, including the possibility that the FDA may require additional studies and data with respect to LEVADEX, which may delay the approval of the LEVADEX NDA and require additional capital. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2011, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Lisa Borland, (650) 386-3122, lborland@mappharma.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$79,003	$98,816
Accounts receivable	340	636
Other current assets	887	763

Total current assets	80,230	100,215
Property and equipment, net	7,101	6,786
Other assets	27	27
Restricted investment	310	310

Total assets	$87,668	$107,338

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,541	$10,793
Current portion of deferred revenue	3,512	3,349

Total current liabilities	11,053	14,142
Deferred revenue, less current portion	52,390	53,581
Other liabilities	34	63

Total liabilities	63,477	67,786

Total stockholders' equity	24,191	39,552

Total liabilities and stockholders' equity	$87,668	$107,338

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2012	2011

Collaboration revenue	$1,028	$558

Operating expenses:
Research and development	10,962	11,568
Sales, general and administrative	7,909	4,843

Total operating expenses	18,871	16,411

Loss from operations	(17,843)	(15,853)

Other expense, net	-	(147)

Net loss	$(17,843)	$(16,000)

Net loss per share
Basic and diluted	$(0.58)	$(0.53)

Weighted average shares outstanding used in calculating net loss per share

Basic and diluted	30,620	30,211

Comprehensive loss	$(17,843)	$(16,000)